Exhibit 99.1

CommScope Issues Conversion Termination Notice for Its 3.50% Convertible

Senior Subordinated Debentures Due 2024

HICKORY, NC, May 29, 2009 — CommScope, Inc. (NYSE: CTV) has issued a conversion termination notice to holders of its 3.50% Convertible Senior Subordinated Debentures due 2024.

Under the Indenture relating to the 3.50% Debentures, CommScope is entitled to issue a conversion termination notice if the closing sale price (as defined in the Indenture) of CommScope’s common stock has exceeded 150% of the conversion price relating to the 3.50% Debentures for 20 trading days out of a 30 consecutive day trading period. As a result of the issuance of the conversion termination notice, holders may convert their 3.50% Debentures at any time on or prior to June 18, 2009.

After June 18, 2009, the 3.50% Debentures will no longer be convertible into common stock of CommScope. Holders electing to convert their 3.50% Debentures on or before June 18, 2009 will receive, in addition to shares of CommScope’s common stock issued at the conversion rate, a coupon make-whole payment in accordance with the terms of the Indenture. As is permitted by the Indenture, CommScope has elected to make the coupon make-whole payments in shares of common stock of CommScope. As required by the Indenture, CommScope has filed with the Securities and Exchange Commission a prospectus supplement relating to its effective shelf registration statement registering the resale of the 3.50% Debentures and the shares of CommScope’s common stock issuable upon conversion and in connection with the coupon make-whole payment.

—END—

This press release does not constitute an offer to sell or the solicitation of an offer to buy any 3.50% Debentures or common stock, nor may there be any sale of 3.50% Debentures or common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CommScope

CommScope, Inc. (NYSE: CTV) is a world leader in infrastructure solutions for communication networks. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

Investor Contact:

Phil Armstrong, CommScope

+1 828–323–4848

News Media Contact:

Rick Aspan, CommScope

+1 708–236–6568 or publicrelations@commscope.com

Forward–Looking Statements

This press release includes forward-looking statements that are based on information currently available to management and on management’s beliefs, as well as on a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. For a more detailed description of the factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission. In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.